Exhibit (a)(3)

                 ALLSTATE FINANCIAL CORPORATION

         Offer to Exchange $1,000.00 Principal Amount of
      Convertible Subordinated Notes due September 30, 2000
             for each 157.48 shares of Common Stock
                       ___________________

                                                November 28, 1995
To Brokers, Dealers, Commercial Banks
  Trust Companies and Other Nominees:

     Allstate Financial Corporation (the "Company"), is offering to to exchange, upon the terms and subject to the conditions set forth in the Offering Circular, dated November 28, 1995 (the "Offering Circular"), and the related Letter of Transmittal (which together constitute the "Exchange Offer"), $1,000.00 principal amount of Convertible Subordinated Notes due September 30, 2000 (the "Notes") for each 157.48 shares of its Common Stock, no par value per share (the "Common Stock"). The terms of this Exchange Offer equate to $6.35 principal amount of Notes for each share of Common Stock properly tendered for exchange. To the extent the number of shares of Common Stock tendered by the holder thereof exceeds 157.48 (or a whole multiple thereof), the holder shall receive a new certificate representing the whole number of excess shares and a cash payment by the Company for any remaining fractional share at a rate of $6.35 per share of Common Stock.

     Enclosed are copies of the following documents:

     1.   Offering Circular, dated November 28, 1995;

     2. Letter of Transmittal for your use and for the information of your clients;

     3. Letter to Clients which may be sent to clients for whose account you hold shares of Common Stock in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer; and

     4.   Form of Notice of Guaranteed Delivery.

     PLEASE NOTE THAT THE OFFER WILL EXPIRE ON JANUARY 12, 1996,
AT 5:00 P.M., EASTERN STANDARD TIME, UNLESS EXTENDED.

     No fees or commission will be payable to brokers, dealers or other persons (other than as described in the Offering Circular) in connection with any tenders pursuant to the Exchange Offer. However, you will be reimbursed for reasonable and necessary costs incurred by you in forwarding the enclosed materials to beneficial owners of shares of Common Stock held by such entities as nominee or in a fiduciary capacity.

<PAGE >

     Additional copies of the enclosed material may be obtained from the Exchange Agent, Shawmut Bank Connecticut, National
Association, 777 Main Street, MSN 224, Hartford, Connecticut
06115, by calling (860) 986-2910.

                              Very truly yours,

                              ALLSTATE FINANCIAL CORPORATION


NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, IN ANY CAPACITY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT THE STATEMENTS CONTAINED IN THE OFFERING CIRCULAR OR THE LETTER OF TRANSMITTAL.